Exhibit 99.1

Press Release

Contact

Investors and Financial Media:

Holly Weiss | 972-969-9174 | Holly.Weiss@McKesson.com

General and Business Media:

Kristin Chasen | 415-983-8974 | Kristin.Chasen@McKesson.com

McKesson Appoints Tracy Faber to Top HR Role

Jorge Figueredo and Kathy McElligott to retire

IRVING, TEXAS, April 26, 2019—McKesson Corporation (NYSE:MCK) today announced that Tracy Faber has been appointed to executive vice president and chief human resources officer (CHRO), effective October 1, 2019. Faber will report to CEO Brian Tyler.

Faber joined McKesson in 2011 and currently serves as senior vice president, HR for McKesson Corporate and McKesson’s U.S. Pharmaceutical and Specialty Solutions business as well as the Strategic Initiatives team supporting McKesson’s transformation and strategic growth initiatives.

As McKesson’s CHRO, Faber will serve as the top advisor to the CEO and board of directors on executive succession planning, board member recruiting, diversity and inclusion, leadership development and transformational change.

“We are delighted to welcome Tracy to our executive committee,” said Brian Tyler, chief executive officer of McKesson. “She is a strong partner and thought leader who deeply understands our business and cares for our people. Her track record in organizational effectiveness, talent development and change management will help McKesson continue to deliver greater value to our associates, customers and shareholders.”

Prior to McKesson, Faber was vice president HR for PepsiCo Sales and Marketing. With PepsiCo for over 13 years, Faber assumed HR roles of progressive responsibility within the organization, including holding the position of vice president HR North Division Sales for Frito Lay North America, as well as vice president Labor for Frito Lay North America. She also worked at Eaton Corporation and Nabisco.

Faber received her Bachelor’s in Social Science from Michigan State University and her Master’s in Labor and Industrial Relations from the University of Minnesota.

Faber succeeds Jorge Figueredo, current executive vice president and chief human resources officer (CHRO), who is retiring on September 30 after a distinguished 11-year career with McKesson.

Kathy McElligott, executive vice president, chief information officer (CIO) and chief technology officer (CTO), will also retire after a venerated career with McKesson, Emerson and General Electric. McElligott will stay on with McKesson until her successor has been named to ensure a smooth transition; the company will conduct an internal and external executive search.

McKesson Corporation

6555 State Hwy 161

Irving, TX 75039

www.mckesson.com

Press Release

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About McKesson Corporation

McKesson Corporation, currently ranked 6th on the FORTUNE 500, is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information technology. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities that make our customers and partners more successful — all for the better health of patients. McKesson has been named the “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

McKesson Corporation

6555 State Hwy 161

Irving, TX 75039

www.mckesson.com